Certain confidential portions of this Exhibit were omitted by means of blackout of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Company's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

                                                                  EXHIBIT 10.28


[MOLECULAR SIMULATIONS LOGO]


                         DISTRIBUTION LICENSE AGREEMENT


         THIS AGREEMENT is made as of 27 October, 1994, between MOLECULAR SIMULATIONS INCORPORATED, a corporation with its principal offices in Burlington, Massachusetts, U.S.A. ("MSI"), Dr. Michael C. Payne, an individual domiciled at Cambridge, United Kingdom, and LYNXVALE LTD., a corporation with its principal offices in Cambridge, United Kingdom. Dr. Payne and Lynxvale Ltd. are collectively referred to herein as "Licensor."

         WHEREAS, Licensor has developed the computer program more specifically described in Exhibit A (the "Program");

         WHEREAS, MSI and Dr. Payne are entering into a Consulting Agreement of even date herewith pursuant to which MSI will make certain payments and provide other support to Dr. Payne and Dr. Payne will continue working to enhance the Program (the "Consulting Agreement"); and

         WHEREAS, MSI wants to distribute, maintain and support the Program and derivative versions thereof throughout the world.

         NOW, THEREFORE, the parties agree as follows:


1.   DEFINITIONS

     A. ORIGINAL WORKS. The Program (in source code, executable object code and all other forms), reference manuals and other materials described in Exhibit A.

     B. DERIVATIVE WORKS. A revision, enhancement, improvement, modification, translation, condensation, or expansion of the Works or any other form in which the Works may be recast, transferred or adapted. Licensor and MSI hereby agree to exercise their respective best efforts to obtain, exercise, and maintain the control referred to in Sections 1(c) and 1(d) below with respect to Derivative Works for so long as this Agreement remains in effect.

     C. LICENSOR IMPROVEMENTS. Derivative Works to the extent that they are created by or for Licensor and which Licensor controls to the extent of being able to grant the rights contemplated hereunder. Derivative Works created by Dr. Payne pursuant to the Consulting Agreement will be deemed to be Licensor Improvements.

     D. MSI IMPROVEMENTS. Derivative Works to the extent that they are created by or for MSI and which MSI controls to the extent of being able to grant the rights contemplated hereunder. MSI Improvements shall not include the API's described in Section 4(b) of this Agreement or MSI's software development environment known as the Chemistry Backplane

(which permits various software applications to run on a unified platform and includes programs relating to the user interface, interprocessor communication, file management, graphics, formats, and other functions).

     E. WORKS. The Original Works, Licensor Improvements, and MSI Improvements, collectively.

     F. NON-COMMERCIAL USE. Academic research or educational use which is: (i) not-for-profit; (ii) not conducted or funded by a person or entity engaged in the commercial use or exploitation of works similar to the Works; and (iii) not conducted to provide services or to produce works (including results or products of the Works) for commercial use.

     G. LICENSED WORKS. The Original Works and Licensor Improvements, collectively.

     H. PATENT RIGHTS. All rights, title and interest in and under: U.S. Patent Application No. 07/490,750 filed March 8, 1990; Canadian Patent Application No. 2,012,142 naming Michael P. Teter as sole inventor; any United States or Canadian patent issuing from either of the foregoing; any continuation, divisional or continuation-in-part of any of the foregoing; any and all foreign counterparts of any of the foregoing; any reissues, reexaminations or extensions of the foregoing; and any other present or future patent or patent application owned by or assigned to Corning Incorporated or its affiliates to the extent it covers the Licensed Works.


2.   LICENSE

     A. GRANT OF EXCLUSIVE LICENSE. Subject to this Agreement, Licensor hereby grants to MSI, and MSI accepts from Licensor, an exclusive (even as to Licensor) and worldwide license for a term of [*] under and to Licensor's patents, patent applications, copyrights, know-how, and other intellectual property and rights of all kinds to (i) use, reproduce, license, sell, distribute, maintain, support and otherwise market and service the Works, and
(ii) create Derivative Works, without any further consent from Licensor. MSI may exercise these rights, in whole or in part, directly or through other persons.

     B. EXCEPTIONS TO EXCLUSIVE LICENSE.

        (i) GRANT BACK OF RIGHTS. MSI grants to Licensor the personal, non-transferable, non-exclusive right to use the Works and create Derivative Works (but not to reproduce or distribute Works or Derivative Works) solely for Non-Commercial Use. These rights shall include Licensor's right to engage in scientific collaborations with responsible parties at accredited universities or other non-profit organizations for the continued development of the Licensed Works; provided that such collaborations are pursuant to written agreements which provide that (A) such parties may not use the Licensed Works for purposes other than the scientific collaboration and may not sublicense, distribute or copy (except for archival purposes) the Licensed Works, and (B) all ownership rights in the Licensed Works and any improvements, modifications or additions thereto remain with Licensor. Licensor and MSI agree that developments resulting from such collaborations shall be considered Licensor Improvements hereunder. Upon MSI's request, Licensor shall furnish MSI with written notice of the identity and location of each scientific collaborator and an executed copy of the applicable agreement.

* CONFIDENTIAL TREATMENT REQUESTED

Licensor agrees to terminate third party access to the Licensed Works which is available by means of computer networks.


3.   LICENSOR'S OBLIGATIONS

     A. DELIVERABLES. Within thirty (30) days after the execution of this Agreement, Licensor will deliver three (3) copies of the then-current version of the Original Works (the Program will be in object and source code forms) to MSI's designee in Cambridge, United Kingdom. Licensor will promptly deliver to MSI (or its designee) a copy of all Licensor Improvements created during the term of this Agreement.

     B. ASSISTANCE. During the term of this Agreement, Dr. Payne will provide MSI with advice, consultation and assistance that MSI may reasonably request to
(i) modify, adapt or translate the Works for MSI's commercial purposes, (ii) update, revise and create new releases of the Works and (iii) correct errors that may appear in the Works (collectively, the "Assistance"). Dr. Payne will provide the Assistance at no additional charge. Licensor will refer any inquiries received by them regarding the commercial use of the Works to MSI.

     C. EPCC. Licensor will assist MSI in obtaining for MSI, on terms acceptable to MSI, the right to distribute the parallelized version of the Licensed Works from the Edinburgh Parallel Computing Centre (EPCC).


4.   MSI'S OBLIGATIONS

     A. MARKETING EFFORTS. MSI will use its reasonable efforts to promote and solicit orders for the Works, directly or through other persons, in countries where MSI distributes or otherwise markets its own computer programs.

     B. TECHNICAL DEVELOPMENT. MSI will develop any application software interfaces (the "APIs") necessary to enable the Program to operate together with other suitable programs specified by MSI.

     C. CONTROL OF MARKETING AND DISTRIBUTION. All aspects of the distribution and marketing of the Works will be in MSI's sole control, including without limitation the methods of marketing, pricing, naming, packaging, labeling, advertising, the terms and conditions of sale or license, and the collection of fees. MSI may distribute the Works through any combination of direct marketing, distributors, representatives, original equipment manufacturers, and other means, and either alone or in combination with other products.

     D. RECORDS. MSI will maintain accurate records of its marketing activities under this Agreement, including (i) a current list of customers who have licensed the Works and (ii) the prices or fees that MSI receives for the Works. At Licensor's request, MSI will provide Licensor with a report that shows the actual orders obtained for the Works, but not more than two (2) times per annum.


5.   COMPENSATION

     A. CONSULTING AGREEMENT. In consideration of the license and other rights granted to MSI pursuant to this Agreement, MSI has entered into a Consulting Agreement of even date herewith (the "Consulting Agreement") pursuant to which MSI will make payments and provide other support to Dr. Payne on the terms specified in the Consulting Agreement.

     B. ROYALTY. For each copy of the Works that is licensed by MSI (directly or through another person) to a customer for internal business use, MSI will pay Licensor a royalty (the "Royalty") equal to [ * ] of the License
Fee, as defined below. For purposes of this Section 5(b), the following provisions shall apply:

         (i) LICENSE FEE."License Fee" means the price or fee (including maintenance and support charges) that MSI actually receives when a customer is granted (directly by MSI or through another person) the right to use the Works, after deducting (A) trade or quantity discounts allowed or taken by customers;
(B) actual credits or refunds to customers on account of any returns of the Works; (C) any insurance, shipping or other out-of-pocket expense that may be incurred in connection with delivery, to the extent such charges are separately stated on contracts, invoices or other licensing documents; (D) any excise, sales, value-added, property and use taxes; and (E) import and export duties, taxes (including foreign withholding taxes) and surcharges.

         (ii) COMPANION PRODUCTS. If any Works are distributed by MSI with other products in a package for a single charge, the License Fee attributable to such Works shall be determined by prorating the receipts (after applicable deductions as described above) from the sale or license of the package according to the published list prices established by MSI for the separate products contained in the package (whether or not such products are distributed separately), but shall not exceed MSI's published list price for the Works.

         (iii) PAYMENT. The obligation to pay Royalties will accrue upon MSI's receipt of License Fees. Amounts received by MSI as deposits or advances shall not be deemed to have been received until installations of the Works have occurred with respect to such deposits or advances. MSI will pay the accrued Royalties, less applicable Credits as described below, to Licensor within sixty
(60) days after the end of each calendar quarter during which Royalties are earned. MSI will pay all amounts due to Licensor under this Agreement in British Pounds by check or wire transfer sent to Licensor at the address specified in this Agreement.

         (iv) CREDIT AGAINST ROYALTIES. The Royalties otherwise payable by MSI pursuant to this Section 5(b) during any given year of this Agreement shall be reduced by the amounts paid by MSI during such year to Dr. Payne and persons in his lab in the form of consulting fees and loaned equipment, including the amounts paid pursuant to the Consulting Agreement (collectively, the "Credits"). For purposes of calculating these Credits, loaned equipment shall be valued based on a three year useful life at one-third of the manufacturer's list price to purchase such equipment for each year (up to a maximum of three years) that the equipment is on loan.

         (v) PROMOTIONAL USE AND UPDATES. It is expressly understood that MSI may, without incurring any obligation to pay the Royalty, (A) make copies of the Works available to potential customers for evaluation or demonstration purposes without charge for periods not in excess of [ * ], and (B) make copies of any corrected or updated Works and distribute

* CONFIDENTIAL TREATMENT REQUESTED
them, as part of MSI's standard maintenance and support, to all customers who previously licensed the Works which were so corrected or updated.

     C. TAXES. All amounts payable by MSI to Licensor under this Agreement are exclusive of any tax, levy or similar governmental charge that may be assessed by any jurisdiction, whether based on gross revenue, the delivery, performance or use of the Works, or the execution or performance of this Agreement. If MSI is legally required to withhold tax on any such payment, MSI will notify Licensor of such requirement and promptly furnish Licensor with a copy of the tax receipt that evidences payment of the withheld tax to the appropriate taxing authority.


6.   WARRANTIES AND CONDITIONS

     A. LEGAL RIGHTS. Licensor represents and warrants that (i) Licensor owns all patents, copyrights, trade secrets and other proprietary rights in or to the Licensed Works; (ii) to the best of Licensor's knowledge, the Licensed Works do not infringe any copyright, trade secret, patent or other proprietary right of a third party, (iii) Licensor possesses the legal right and authority to execute and perform this Agreement, and Dr. Payne possesses the legal right and authority to execute and perform the Consulting Agreement, (iv) the execution and performance of this Agreement and the Consulting Agreement will not violate any other agreement, commitment or obligation by which Licensor may be bound, and (v) except as set forth in a list of academic parties provided separately to MSI, Licensor has not granted any rights in the Licensed Works to any third party. MSI's execution and performance of this Agreement are subject to (A) execution of the attached Acknowledgment by University of Cambridge on or before the date of this Agreement and (B) MSI's determination that its proposed distribution of the Works may be conducted in a commercially reasonable manner in the U.S., Canada and other countries without infringing the Patent Rights.

     B. PERFORMANCE. Licensor represents and warrants that the Licensed Works operate as described in Exhibit B (the "Performance Warranty"). In case of breach of the Performance Warranty or any other duty related to the quality of the Licensed Works, Licensor will promptly correct the Licensed Works. If Licensor is unable to correct the defect within thirty (30) days after receipt of MSI's notice, then MSI will be entitled to (i) correct the defect directly or through other persons and (ii) deduct the costs that MSI may reasonably incur in correcting the defect from the amounts owed to Licensor pursuant to the Consulting Agreement.

     C. INDEMNITY. MSI will promptly notify Licensor if any claim is brought or threatened against MSI or any of its affiliated companies that arises from a breach of the warranties and conditions set forth in Section 6(a) above. MSI will not settle or compromise any such actual or threatened claim without Licensor's prior consent. Subject to these conditions, Licensor will indemnify MSI and its affiliated companies against all losses, damages and expenses (including reasonable attorneys fees) that they may incur or suffer in connection with any such actual or threatened claim or breach. Such indemnification shall be satisfied by means of MSI offsetting the amount of such losses, damages and expenses against payments otherwise due Licensor (and not previously paid to Licensor) under the Consulting Agreement or this Agreement. Except as a result of Licensor's breach of this Agreement or Licensor's willful misconduct, MSI will indemnify Licensor in respect of any claims against Licensor for loss, damages or injury to any person or property arising from MSI's use or distribution to a third party of the Licensed Works in connection with this Agreement; provided that MSI is given prompt written notice of any such claim, MSI shall have sole control of the settlement or defense of any action against Licensor to which this indemnity applies, and Licensor cooperates with MSI in such defense.

     D. LIMITATION. Licensor will have no obligation to MSI or its affiliated companies under this Section if and to the extent that the claim that is brought or threatened arises directly from a correction, modification or other change of the Licensed Works not provided by Licensor.


7.   CONFIDENTIALITY

     A. INFORMATION. Each party acknowledges that it may disclose certain confidential information to the other party. If either party discloses such confidential information to the other party, the disclosing party will designate such information as confidential by appropriate legend or instruction, and the recipient party will (i) use at least the same degree of care to maintain the secrecy of such confidential information as such party uses to maintain the secrecy of its own confidential information and (ii) use the confidential information only to accomplish the purposes of this Agreement or the Consulting Agreement. MSI hereby specifically designates information concerning MSI's customers, sales leads and pricing information as confidential, and Licensor agrees to maintain such information in strictest confidence.

     B. DISCLOSURE. Neither party will disclose the confidential information received from the other party to any other person, except that MSI may disclose such information to its employees, customers, distributors, resellers, representatives and other agents as required to accomplish the purposes of this Agreement. If either party learns of an actual or potential unauthorized use or disclosure of the other party's confidential information, such party will promptly notify the other party and, at such other party's request, provide such other party with reasonable assistance to recover the confidential information and to prevent subsequent unauthorized uses or disclosures of such information.

     C. LIMITATION. Neither party will have any confidentiality obligation with respect to the confidential information belonging to or disclosed by the other party that (i) the party independently knew or developed before receiving the confidential information from the other party, (ii) the party lawfully obtained from another person under no obligation of confidentiality or (iii) is or becomes publicly available other than as a result of an act or omission of such party or any of its employees.


8.   PROPRIETARY RIGHTS

     A. LICENSED WORKS. MSI acknowledges and agrees that (i) all patents, copyrights, trade secrets and other proprietary rights in or to the Licensed Works are and will remain the exclusive property of Licensor and (ii) MSI will not acquire any right in or to the Licensed Works, except as contemplated in this Agreement.

     B. DEVELOPMENTS. Licensor acknowledges and agrees that (i) all patents, copyrights, trade secrets and other proprietary rights in or to MSI Improvements, the APIs and MSI's

Chemistry Backplane will be and remain the exclusive property of MSI and (ii) Licensor hereby assigns any right that it may now or in the future possess in such items to MSI.

     C. TRADEMARKS. Licensor acknowledges and agrees that (i) MSI may distribute, support and maintain the Works under the trademarks, service marks, trade name, logos, words or symbols that MSI deems appropriate and (ii) MSI will not be obligated to expressly attribute authorship of the Licensed Works to Licensor, except as MSI may deem appropriate. MSI intends to attribute authorship of the Licensed Works to Licensor in the reference manuals distributed with the Works.

     D. FURTHER ASSURANCE. At either party's request, the other party will cause the execution of the instruments that may be appropriate to give full legal effect to this Section 8.


9.   TERMINATION

     A. TERM. This Agreement will become effective, as of the date first set forth above, upon its execution by MSI and Licensor. This Agreement will remain in effect thereafter for a period of [*] unless terminated under this Section. Within a reasonable period in advance of the expiration date, the parties will enter into negotiations in good faith over a renewal on whatever terms are permissible under the then prevailing laws of the United Kingdom and, to the extent applicable, the European Community.

     B. TERMINATION BY LICENSOR. Licensor will have just cause to terminate this Agreement immediately upon notice to MSI, without judicial or arbitral notice or resolution, if MSI breaches any material obligation hereunder and fails to cure such breach within thirty (30) days after Licensor presents written notice of its demand for such cure.

     C. TERMINATION BY MSI. MSI will have just cause to terminate this Agreement immediately upon notice to Licensor, without judicial or arbitral notice or resolution, if (i) any warranty set forth in Section 6(a) is breached, (ii) Licensor breaches any material obligation under this Agreement and fails to cure such breach within thirty (30) days after MSI presents written notice of its demand for such cure, (iii) upon thirty (30) days prior written notice following MSI's determination that its proposed distribution of the Works may not be conducted in a commercially reasonable manner in the U.S., Canada and other countries without infringing the Patent Rights, or (iv) upon thirty (30) days prior written notice if within a reasonable period of time following execution of this Agreement neither Licensor nor MSI has obtained for MSI, on terms acceptable to MSI, the right to distribute the parallelized version of the Licensed Works from the EPCC. In the event of a determination pursuant to clause
(iii) above, MSI and Licensor may also elect to renegotiate in good faith this Agreement and the Consulting Agreement to provide MSI with the right to distribute the Works in countries where such distribution would not infringe the Patent Rights, but on mutually acceptable terms and conditions different from those set forth in this Agreement and the Consulting Agreement. Similarly, in the event the license described in clause (iv) above has not been obtained for MSI from EPCC, MSI and Licensor may elect to renegotiate in good faith this Agreement and the Consulting Agreement on mutually acceptable terms and conditions different from those set forth in this Agreement and the Consulting Agreement. MSI may also terminate this Agreement for convenience, without judicial or arbitral notice or resolution, upon no less than ninety (90) days prior notice to Licensor.

* CONFIDENTIAL TREATMENT REQUESTED.

10.  CONSEQUENCES OF TERMINATION

     A. TERMINATION OF LICENSE . Upon termination of this Agreement, (i) all rights and obligations of MSI and Licensor hereunder will immediately cease,
(ii) MSI will promptly pay all Royalties that may be due and outstanding, (iii) MSI will promptly destroy all copies of the Licensed Works and confidential information belonging to Licensor within MSI's possession other than such items that MSI may require to fulfill its ongoing maintenance and support obligations to customers of the Works, and (iv) Licensor will promptly destroy all copies of the MSI Improvements and confidential information belonging to MSI within Licensor's possession.

     B. SURVIVAL. The termination of this Agreement for any reason will not affect the validity of the licenses that MSI may have previously granted to customers with respect to the Works, directly or through other persons. The provisions of Sections 6, 7, 8, 10, 18 and 19 will survive the termination of this Agreement for any reason.


11.  INDEPENDENT PARTIES

     MSI and Licensor are independent persons. Nothing in this Agreement will be construed to make one party an agent, employee, franchisee, joint venturer, partner or legal representative of the other party.


12.  FORCE MAJEURE

     Neither party will be liable for any failure or delay in performing an obligation under this Agreement that is due to causes beyond its reasonable control, such as natural catastrophes, governmental acts or omissions, laws or regulations, labor strikes or difficulties, transportation stoppages or slowdowns or the inability to procure parts or materials.



13.  NOTICES

     Any notice, approval or other communication required or permitted under this Agreement will be given in writing and will be sent by telex, telefax, courier or registered airmail, postage prepaid, to the address specified below or to any other address that may be designated by prior notice. Any such notice or other communication will be deemed effective upon receipt.

If to MSI:                              If to Dr. Payne:              If to Lynxvale Ltd.

Molecular Simulations Inc.              Dr. Michael Payne             Lynxvale Ltd.
16 New England Executive Park           141 Gwydir Street             20 Trumpington Street
Burlington, MA  01803-5297 Cambridge    CB1 2LJ                       Cambridge  CB2 1QA
Attn: Corporate Counsel                 England                       England
Telephone:  (617) 229-9800              Telephone:  44 223 337 381    Telephone:  44 223 334 755

Telefax:    (617) 229-9899              Telefax:    44 223 337 356    Telefax:    44 223 332 797


14.  ASSIGNMENT

     Except as otherwise contemplated above, neither party may assign or otherwise transfer this Agreement or any of its rights or obligations without the other party's prior approval. Any attempt to do so without the other party's approval will be void. Notwithstanding the foregoing, MSI may assign this Agreement or any of its rights or obligations, upon notice to Licensor, to (i) an affiliated company or (ii) an unaffiliated company pursuant to a sale of substantially all of MSI's assets to, or merger or other consolidation of MSI with, such party or any of its operating divisions.


15.  WAIVER, AMENDMENT, MODIFICATION

     Any waiver, amendment or other modification of this Agreement will not be effective unless in writing and signed by the party against whom enforcement is sought.


16.  SEVERABILITY

     If any provision of this Agreement is held to be unenforceable, in whole or in part, such holding will not affect the validity of the other provision of this Agreement.


17.  INTERPRETATION

     The terms that are defined in this Agreement may be used in the singular or the plural, as the context requires. "Days" means calendar days, unless otherwise specified. "Person" means an individual, partnership, company, corporation or other legal entity, as the context requires. "Agreement" means this Agreement and all of its Exhibits. Headings are intended only for reference purposes.


18.  ARBITRATION

     A. GENERAL. Any controversy or claim arising out of or relating to this Agreement or the existence, validity, breach or termination thereof, whether during or after its term, will be finally settled by compulsory arbitration in accordance with the Rules of the London Court of International Arbitration, as modified or supplemented under this Section 18.

     B. PROCEEDING. The arbitration proceeding will take place in London, England and will be conducted in the English language. The arbitration panel will consist of three arbitrators, one arbitrator appointed by each party and a third neutral arbitrator appointed by the two arbitrators appointed by the parties. The arbitration panel will conduct its proceedings during a period not to exceed one hundred eighty (180) days commencing as of the date the arbitration is initiated.

     C. AWARD. The award of the arbitrators will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or plead to the arbitrators. The award will (i) be granted and paid in U.S. Dollars exclusive of any tax, deduction or offset and (ii) include interest from the date of breach or other violation of the Agreement until the award is fully paid, computed at the then-prevailing London Inter-Bank Offered Rate (LIBOR) . Judgment upon the award of the arbitrators may be entered in any court that has jurisdiction thereof. Any additional costs, fees or expenses incurred in enforcing the award of the arbitrators will be charged against the party that resists its enforcement.

     D. INJUNCTION. Nothing in this Section will prevent either party from seeking injunctive relief against the other party from any competent court or other authority pending the resolution of a controversy or claim through arbitration.


19.  GOVERNING LAW

     This Agreement will be governed by and interpreted in accordance with the laws of England. MSI and Licensor exclude the United Nations Convention on Contracts for the International Sale of Goods from this Agreement.


20.  ENTIRE AGREEMENT

     This Agreement, its Exhibits and the Consulting Agreement constitute the complete and entire statement of all terms, conditions and representations of the agreement between MSI and Licensor with respect to its subject matter and supersedes all prior discussions, commitments or agreements related thereto, whether written or oral.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS THEREOF, Dr. Payne executes this Agreement, and MSI and Lynxvale Ltd. each causes this Agreement to be executed by its duly authorized representative identified below.


MOLECULAR SIMULATIONS INC.                  MICHAEL C. PAYNE
("MSI")                                     ("LICENSOR")

By: /s/ Patrick Coulter                     By:   /s/ M.C. Payne
   -----------------------------               -----------------------------

Name:  P. Coulter                           Name: M.C. Payne
     ---------------------------                 ---------------------------

Title: Vice President                       Title: Dr.
      --------------------------                  --------------------------

Date: 9 Aug. 94                             Date: 30 Aug. 94
     ---------------------------                 ---------------------------



LYNXVALE LTD.
("LICENSOR")

By: /s/ R.C. Jennings
   -----------------------------

Name: R.C. Jennings
     ---------------------------

Title: Director
      --------------------------

Date: 29-7-94
     ---------------------------

                                 ACKNOWLEDGMENT

     I, Dr. R. C. Jennings, an authorized representative of the University of Cambridge ("University"), hereby represent and warrant that (i) I have read and understood the Distribution License Agreement dated __, 1994 between Michael C. Payne, Lynxvale Ltd. and Molecular Simulations Incorporated and (ii) in the name and on behalf of the University, I hereby ratify and agree to this Agreement, particularly section 6(a).

                                          UNIVERSITY OF CAMBRIDGE
                                          ("University")

                                          By: /s/ R. C. Jennings
                                              ---------------------------------
                                          Name: R. C. Jennings
                                                -------------------------------
                                          Title: Director of Industrial Liaison
                                                 ------------------------------
                                          Date: 29-7-94
                                                -------------------------------

                                    EXHIBIT A

                                 ORIGINAL WORKS

Original Works

1.  Cambridge Sequential Total Energy Package ("CASTEP")
2.  Cambridge-Edinburgh Total Energy Package ("CETEP")
3.  Real space pseudopotential transform program

Description of the Original Works

1. CASTEP is a software package, including data and documentation, for performing ab-initio quantum mechanical calculations by density functional theory methods. Latest version of the package is version 3.2. Capabilities of the package include:

- Calculation of total energies and derivatives for configurations of atoms and molecules
-  Calculation of electron densities
-  Use of pseudopotentials in either reciprocal or real space form
-  Energy minimization
-  Molecular dynamics
-  Calculations with symmetry
-  Calculation of band structures

CASTEP includes a pseudopotentials database. This is a set of files containing reciprical-space pseudopotentials for a range of elements of the periodic table. These potentials are a required input for the CASTEP and CETEP packages.

2. CETEP is a version of CASTEP that is optimized for distributed memory parallel computers. Examples of such computers include Meiko CS and Intel i-860 computers. Functionalities and content of CETEP are similar to those of CASTEP.

3. The real-space pseudopotential transform program is a program that generates real-space pseudopotentials from reciprical-space pseudopotentials.

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                                    EXHIBIT B

                              PERFORMANCE WARRANTY


Licensor will ensure that the Program remains commercially viable as follows:

         (i)      enables published work to be reproduced
         (ii)     performs in accordance with its documentation